Exhibit 99.1

Coda Octopus Group Restructures its Board of Directors and Appoints Brigadier General Anthony J. Tata (Ret.) and Robert Harcourt to its Board of Directors

ORLANDO, FL, June 29, 2023 - Coda Octopus Group, Inc. (“CODA” or the “Company”) (Nasdaq: CODA), a global market leader in real-time 3D/4D/5D and 6D imaging sonar technology for real-time subsea intelligence and real time information platform diving technology, announced the election by the Board of two new directors to fill vacancies as a result of the retirement of two directors. The Company is pleased to announce the appointments of Brigadier General Anthony J. Tata (US Army, Retired) and Robert Harcourt to its Board.

Brigadier General Anthony J. Tata (US Army, Retired) most recently performed the duties of Undersecretary of Defense for Policy, the number 3 position in the United States Department of Defense, where he implemented the National Defense Strategy and worked closely with allies and partners to achieve strategic defense goals globally.

His distinguished military career includes commands in the 82nd Airborne and 101st Airborne Divisions and the 10th Mountain Division, as well as many overseas operations. His military awards include the bronze star, combat action badge, ranger tab, master parachutist badge and the department of defense award for distinguished public service. He is a West Point graduate with a Bachelor of Science and has two master’s degrees in Operational Planning and International Relations. He was also a distinguished national security fellow at Harvard University’s JFK School of Government and is a successful author.

Brigadier General Tata said, “Coda Octopus’ ground breaking and unique technology for real time 3D imaging and visualization underwater coupled with its simultaneous information platform for diving through its Diver Augmented Vision Display (DAVD) system will save lives, provide better, safer infrastructure, and increased capabilities to governments and businesses globally. As the Company now pivots to an ambitious growth strategy around these technologies, I am looking forward to helping Coda Octopus on its journey to becoming an even more significant platform in bringing cutting edge patented technology not only to the commercial world but also to our military and those of our allies.”

Mr. Robert R Harcourt is a retired Audit and Advisory Partner of KPMG with a professional career spanning over 40 years, executing a variety of roles at the partnership level during this time with this leading global organization, both in the USA and Europe. Mr. Harcourt has a wide experience as an audit and advisory professional, practice manager, professional practice leader, and human resource head. He brings to the Board a wide experience in Sarbanes-Oxley. He also worked as an associate director of the Public Company Accounting Oversight Board (PCAOB) for several years. Mr. Harcourt has broad experience with a number of industries, including manufacturing. He completed a BBA in Accountancy from Pace University, is a Certified Public Accountant and has completed course work at Harvard University and Stanford University. He is also a co-author of “Supply Chain Management,” published in The CPA Journal.

Mr. Harcourt echoed Brigadier General Tata, saying, “CODA’s technology is truly impressive, and its management impresses with its vision and determination. The Company is in excellent condition, with world-leading products. I look forward to playing my part in helping management execute its vision and advance the business for its stakeholders.”

Annmarie Gayle, CODA’s Chair and CEO, said, “We are very pleased and humbled to add these exceptional individuals to our Board as we pivot the Company to its next level of performance. We look forward to leveraging their expertise and capabilities for the benefit of our stakeholders. At this pivotal and transformational time in the Company, where we are diverting our focus from our R&D to business development and global brand building, we believe that this Board composition brings us additional, targeted expertise to help management execute on its strategy for the Company.”

The vacancies were the result of the retirement from the Board of Ms. Mary Losty and Captain Charlie Plumb (Ret) with immediate effect. Ms. Gayle stated: “On behalf of the Company and the Board of Directors, I would like to thank both Ms. Losty and Captain Plumb for their service and significant contributions to the Company during their tenure on the Board. We wish each of them the best in their future endeavors.”

About Coda Octopus Group, Inc.

The Company, founded in 1994, innovates, develops, manufactures and markets subsea products (hardware and software) and solutions including its flagship real-time 3D, 4D, 5D and 6D underwater imaging sonar technology, marketed under the name “Echoscope®” and Echoscope PIPE® and its recently launched Diver Augmented Vision Display system (“CodaOctopus® DAVD”). This sonar technology generates real-time 3D, 4D, 5D and 6D imaging data for inspection and mapping underwater and is used globally for numerous applications including the commercial and defense underwater market. Applications for the Echoscope® technology include complex mapping underwater, subsea intervention, subsea asset placements, offshore renewables cable installations and surveys, marine construction, subsea infrastructure installation, mining applications, breakwater construction and monitoring, decommissioning, diving applications and port and harbor security. The recently launched new generation of diving technology, DAVD, is expected to change the way global diving operations are performed (both in the Defense and Commercial space) because it provides real time digital information for use and consumption by both the divers and the dive supervisor top-side team. It is also expected to transform the way communications are made in diving from analog audio to digital audio and to 2D and 3D visual imagery, both in textual and video format. In addition to the Marine Products business, Coda Octopus Products Ltd., CODA’s two defense engineering services businesses are operated through Coda Octopus Colmek and Coda Octopus Martech. For further information, please visit http://www.codaoctopusgroup.com or contact us at coda@codaoctopusgroup.com.

Forward Looking Statement

This press release contains forward-looking statements concerning Coda Octopus Group, Inc. within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Those forward-looking statements include, without limitation, statements regarding the Company’s expectations for the growth of the Company’s operations and revenue. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, restrictions on our business operations due to the Pandemic, customer demand for our products and market prices; the outcome of our ongoing research and development efforts relating to our products including our patented real time 3D solutions; our ability to develop the sales force required to achieve our development and other examples of forward looking statement set forth in our Annual Report on Form 10-K for the year ended October 31, 2022, filed with the Securities and Exchange Commission on January 30, 2023. Coda Octopus Group, Inc. does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Contact:

Cody Slach or Jackie Keshner

Gateway Group, Inc.

(949) 574-3860

CODA@Gateway-grp.com